UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 31, 2011
DELTA PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	0-16203 (Commission File Number)	84-1060803 (I.R.S. Employer Identification Number)
370 17th Street
Suite 4300
Denver, Colorado 80202
Registrant’s telephone number, including area code: (303) 293-9133
No Change
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On January 31, 2011, Delta Petroleum Corporation issued a press release announcing that The Nasdaq Stock Market, LLC (“Nasdaq”) has approved Delta’s application to transfer its stock listing from The Nasdaq Global Market to The Nasdaq Capital Market. The transfer was effective at the opening of the market on February 1, 2011. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.
Delta previously reported in its current report on Form 8-K filed with the SEC on August 10, 2010, that on August 9, 2010, Delta received a notification from Nasdaq stating that the minimum bid price of Delta’s common stock had been below $1.00 per share for 30 consecutive business days and that Delta therefore was not in compliance with the minimum bid price requirement for continued listing set forth in Nasdaq Listing Rule 5450(a)(1) (the “Minimum Bid Price Rule”). In response to such notice, Delta filed an application to transfer the listing of its common stock from The Nasdaq Global Market to The Nasdaq Capital Market.
In connection with the transfer to The Nasdaq Capital Market, and in accordance with Nasdaq Listing Rule 5810(c)(3)(A), it is anticipated that Delta will be granted an additional grace period by Nasdaq until approximately August 6, 2011 to regain compliance with the Minimum Bid Price Rule, which would occur if Delta’s common stock closed at or above $1.00 for 10 consecutive trading days. If compliance is not regained within the additional grace period, Nasdaq will notify Delta of its determination to delist Delta’s common stock, which decision may be appealed to a Nasdaq Listing Qualifications Panel.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit
No.	Description
99.1	Delta Petroleum Corporation Press Release, dated January 31, 2011.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 1, 2011
Delta Petroleum Corporation
	By:	/s/ Stanley F. Freedman
Stanley F. Freedman
Executive Vice President and Secretary

EXHIBIT INDEX

Exhibit
No.	Description
99.1	Delta Petroleum Corporation Press Release, dated January 31, 2011.